EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109048 on Form S-3 and Registration Statements No. 333-112544, 333-112545, 333-112546, 333-112547, 333-107364, 033-60149, 333-60147, 033-24553, 333-06150 and 333-44881 on Form S-8 of our reports dated March 4, 2005, relating to the financial statements and financial statement schedule of Church & Dwight Co., Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2004 and to the references to us under the heading “Experts” in the Prospectus, which is part of these Registration Statements.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 15, 2005